Exhibit 99.2

NetApp Veteran Promoted to President and Head of Go-to-Market Operations

SUNNYVALE, Calif. — April 7, 2014— NetApp, Inc. [NTAP], a global leader in providing storage and data management solutions, today announced that Robert Salmon has been promoted to president and head of Go-to-Market (GTM) Operations. Salmon previously served as executive vice president of worldwide Field Operations for NetApp.

Salmon joined NetApp in 1994 as one of the first members of the sales organization where he laid the groundwork for the sales culture at NetApp; focused on customer success. Since 2004, he has led the sales organization through several game-changing transitions, established long-term technology and GTM partnerships and is a key architect in NetApp’s customer segmentation and selling model.

“Rob is an outstanding leader and has been a major contributor to NetApp’s growth to a $6B company,” said Tom Georgens, CEO of NetApp. “I am confident that Rob’s insight, integrity, and passion will enable the new GTM Operations organization to holistically drive customer success and accelerate growth for NetApp.”

The new GTM Operations organization leverages the strengths of NetApp’s Field Operations, Global Marketing and Customer Success Operations to refine NetApp’s GTM engine. By owning the customer experience —from generating awareness to how NetApp serves and supports customers — the new organization provides the opportunity to more tightly align and execute on the company’s near term opportunities and strategic priorities.

“I am excited about the opportunity to lead this team,” said Salmon. ‘We are building on the strengths and achievements of three customer-centric functions and this new organization ensures we are coordinated in how we leverage our technology leadership and our partner ecosystem to achieve great outcomes for our customers.”

Rob Salmon joined the NetApp sales organization in 1994. Since 2004 he has led Worldwide Field Operations. Prior to joining NetApp, Rob held various sales positions at Sun Microsystems and Data General Corporation. He holds a bachelor of science degree in Computer Science from California State University, Chico. Outside of NetApp Rob enjoys supporting his community and focusing on programs that promote education and wellness.

About NetApp

NetApp creates innovative storage and data management solutions that deliver outstanding cost efficiency and accelerate business breakthroughs. Our commitment to living our core values and consistently being recognized as a great place to work around the world are fundamental to our long-term growth and success, as well as the success of our pathway partners and customers. Discover our passion for helping companies around the world go further, faster at www.netapp.com.

Press Contact:

Jodi Baumann

Senior Director, Global Communications

408-822-3974

xdl-uspr@netapp.com

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